Filed Pursuant to Rule 433
                                           Registration Statement No. 333-147167
                                                                January 14, 2008
                                                        Opexa Therapeutics, Inc.

Following is a transcript of a physician question and answer video regarding Tovaxin made available by Opexa Therapeutics, Inc.:

Disclaimer

The statements made by the physicians in this video, including any statements regarding various drugs and treatments, are their personal opinions and observations and are not the opinions or statements of their respective
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should not be considered medical advice and you should consult your own
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13      By:     Denise Ganz Byers, CSR/RPR/RMR/CRR
                Allied Advanced Reporting, Inc.
14              1647 Colquitt Street
                Houston, Texas 77006
15              Phone: 713.524.6777
                Fax: 713.524.6888
16              aari@alliedadvancedreporting.com

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1               QUESTION: What is multiple sclerosis?

2               DR. EDWARD FOX: Multiple sclerosis is

3    an autoimmune disease, and like other autoimmune

4    diseases there are specific targets that are

5    involved.

6               In this case with multiple sclerosis,

7    the target is myelin that's on the surface of the

8    nerve cells, the axons or the connecting wires that

9    are within the brain and the spinal cord.

10              And so the symptoms of multiple

11   sclerosis, whether it be weakness or numbness,

12   coordination problems, vision problems or many other

13   symptoms that can occur, may occur either

14   sporadically, coming and going, or can be a

15   continuous course.

16              So multiple sclerosis is not truly one

17   disease. There are several types of MS.

18              What's being looked for in this clinical

19   trial are those patients who have relapsing-remitting

20   disease. And that means they'll have a flareup of

21   symptoms and then that flareup may or may not improve

22   over time, and that's called a remission if there is

23   improvement.

24              Relapsing-remitting multiple sclerosis

25   begins with an individual flareup. There is a


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1    specific event that may be called a clinically

2    isolated syndrome. If a patient then goes on to have

3    new or worsening symptoms, then it's clinically

4    definite multiple sclerosis.

5               Patients with primary progressive MS do

6    not ever have these types of relapses. They just

7    have a continuous course from the beginning.

8               Our trial is designed to look at those

9    patients with relapsing-remitting multiple sclerosis

10   in an effort to reduce the number of flareups and

11   thereby prevent disability over the years.

12              QUESTION: What is multiple

13   sclerosis?

14              DR. CLYDE MARKOWITZ: In terms of what

15   is MS, we believe it to be an autoimmune reaction to

16   something, we don't know exactly if it's a virus or

17   some toxin, in genetically susceptible individuals

18   that causes their immune cells to attack their

19   myelin.

20              That myelin gets destroyed. Having the

21   myelin stripped away from the nerve cells leaves

22   those nerves nonfunctional.

23              What that ultimately does for patients

24   is it leaves them with some neurologic problems.

25   They may have loss of vision, they may have sensory


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1    complaints, numbness, tingling, they may have

2    weakness, bladder problems, and all of these things

3    eventually lead to increasing amounts of disability

4    over time.

5               The problem with MS is that people may

6    have an attack and get better, and then after

7    repeated attacks they don't completely recover and so

8    they are left with some residual neurologic

9    disability.

10              QUESTION: What is multiple sclerosis?

11              DR. BRIAN LOFTUS: Multiple sclerosis

12   falls into a group of diseases that we call

13   autoimmune diseases. What autoimmune diseases mean

14   is the patient's immune systems, which is, of course,

15   designed to fight invading bacteria, viruses and

16   funguses and other bad things that come into your

17   body, gets confused and starts attacking parts of the

18   body.

19              So in multiple sclerosis, the immune

20   system that we think is principally confused is

21   what's called the T-cells, and those T-cells start to

22   attack the myelin. And myelin is the insulation that

23   is around, like a wire, that connects the different

24   parts of the brain together as well as the brain and

25   the spinal cord.


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1               Unlike electricity, when you strip off

2    the insulation off a wire, the wire still works. In

3    the brain, these wires -- once the insulation is

4    stripped away, those wires no longer work. So the

5    wires themselves are called axons and the myelin gets

6    attacked. And the myelin gets attacked not on a

7    constant basis, but in a way that we don't understand

8    on sort of a periodic basis.

9               So, typically, MS will start with what

10   is termed "an attack." "An attack" just means that

11   you have a series of symptoms that suddenly develop

12   kind of out of nowhere. And common first attacks in

13   MS can be blindness, another common attack in MS can

14   be like numbness over part of the body or weakness

15   over part of the body, and everybody can be

16   different.

17              And then after you have your attack, for

18   most patients there's a period of healing and

19   patients commonly recover back to -- back to normal

20   at first. And then, unfortunately, after a series of

21   attacks, there is generally some permanent damage

22   that occurs and over time people get progressively

23   disabled.

24              How many people get disabled versus how

25   many people have a sort of automatically benign


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1    disease is actually a very controversial subject, but

2    most people think around 10 to 20 percent of MS

3    patients, even if not treated, will do quite well in

4    their lifetimes, but the majority of MS patients need

5    therapy.

6               QUESTION: How is multiple sclerosis

7    treated?

8               DR. EDWARD FOX: The current medications

9    available that are FDA licensed for MS all work on

10   the immune system in an effort to reduce the

11   inflammatory effects seen in MS.

12              So the medications that are FDA approved

13   right now, by and large, the first-line medicines are

14   injections. There are interferons. There are three

15   different interferons that are FDA approved right

16   now, and there is glatiramer acetate, which is a

17   noninterferon drug.

18              All of these are administered by

19   injections. They can be subcutaneous injections,

20   which are just under the skin, or can be

21   intramuscular injections that are deeper injections.

22              There's a variable timeline for how

23   these medicines are given. They range from once a

24   week up to once a day.

25              On the first-line medications that are


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1    FDA licensed right now, the benefits of them include

2    a reduction in the number of new MRI lesions or

3    larger MRI lesions. There's also a reduction in the

4    relapse rate, the frequency at which a patient may

5    have new or worsening symptoms. It has also been

6    seen in longer studies that they do have a benefit in

7    terms of reducing sustained accumulation of

8    disability as well.

9               The current medicines that are licensed

10   to treat relapsing-remitting multiple sclerosis are

11   incomplete in terms of their efficacy. There is not

12   a complete reduction in new MRI activity, there is

13   not a complete reduction in the rate of relapses or

14   prevention in disability.

15              There is a gap between where we are in

16   terms of current treatment and where we would like to

17   be in terms of assuring patients that they are not

18   going to progress over time.

19              And so the unmet need right now that we

20   have right in multiple sclerosis is that we want

21   medicines that are -- that are safe and tolerable but

22   also have a greater efficacy than the current

23   medications.

24              The safety of the first-line

25   medications, glatiramer acetate and the interferons,


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1    is fairly good. These have been on the market long

2    enough that we're fairly certain of their safety.

3               The tolerability of the medicines is

4    somewhat limited, however, because they are available

5    in injection form that are generally

6    self-administered at home and fairly frequently

7    administered as well. So the tolerability is

8    something that has always been an issue with the

9    current medications, but the safety has been fairly

10   good.

11              There are newer agents that have been

12   FDA approved. Natalizumab is an intravenous

13   medication that has been approved generally for

14   patients who have had an incomplete response to other

15   medications, and safety has been a greater concern

16   for those medications. The reason is because the

17   stronger a medicine is on the immune system, the more

18   likely it is to suppress the normal immune system and

19   lead to an increased incidence of complications.

20              We have had incomplete ability to keep

21   patients on the current medications because of

22   tolerability issues. Injections cause local

23   reactions and can cause reactions that definitely

24   limit a patient's desire to stay on the medication.

25              We have been working very closely with


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1    patients for a number of years to attempt to find a

2    medication that both is effective and tolerable, but

3    we have struggled with that.

4               The current therapies are fairly

5    frequent and ranging between weekly and daily and are

6    usually self-administered by the patient in the home.

7               Any medication which is given less

8    frequently is more apt to cause better compliance or

9    adherence to that therapy, because if a patient is

10   well aware of how many injections are going to be

11   necessary during the course of the treatment and what

12   the follow-up is going to be, I think that a patient

13   can enter into the research protocol or into the

14   treatment plan with expectations of continuing on the

15   therapy.

16              QUESTION: How is multiple sclerosis

17   treated?

18              DR. BRIAN LOFTUS: So the therapies we

19   have are sort of two different arms at this point.

20              We do have the acute treatment attack

21   therapy, which is steroids. So you use a high dose

22   of IV steroids or a high dose of oral steroids in

23   order to limit that first attack or some subsequent

24   attack.

25              And then we have a bunch of therapies


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1    that we think alters the natural history of the MS

2    disease, and these therapies are, therefore, called

3    disease-modifying drugs and there are several on the

4    market.

5               The ones that are approved by the FDA

6    are Avonex, Betaseron, Copaxone and Rebif. And those

7    are simply in alphabetical order. I don't have a

8    preference among them.

9               They belong in two groups. So one group

10   is the interferons, and that's the Avonex, Rebif and

11   Betaseron; and then Copaxone is its own group.

12              And then recently a new immunomodulating

13   drug on the market is Tysabri. Tysabri is one of the

14   newer agents available. It's a broad spectrum

15   immunosuppressant that basically prevents the T-cells

16   from getting into the brain as well as some other

17   places on the body, and it's sort of the first of a

18   whole series of new drugs that sort of approach the

19   treatment of MS the same way, and that's to keep part

20   of the immune system out of the brain.

21              The upside is they are very powerful

22   drugs and they work extremely well. The downside is

23   they may cause lots of serious side effects. In

24   fact, Tysabri was pulled off the market for a period

25   of time because of one of these side effects.


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1               The final drug that's available now is

2    Novantrone. It is the only agent that is really used

3    for secondary progressive MS, and it does seem to

4    help patients for the couple of years that they can

5    take it. Unfortunately, because of the toxicity of

6    this drug, its use is limited for only about two

7    years of therapy.

8               QUESTION: What are the current

9    treatments and unmet needs?

10              DR. CLYDE MARKOWITZ: Over the last 15

11   or so, maybe even 20 years, we've started to look at

12   compounds that look like they affect the immune

13   system. Not immunosuppressants, but

14   immunomodulators. And these immunomodulators

15   ultimately regulate parts of the immune system in a

16   way that prevents some of the damaging effects from

17   the inflammation that occurs in MS.

18              The Interferon products were the first

19   ones that actually came to market, and we've been

20   using them safely for the last 15 years without any

21   major problems. They reduce the number of lesions

22   that are seen on an MRI scan, they reduce clinical

23   relapses and they slow disability progression.

24              Glatiramer came to market a little bit

25   after the interferons and that also has shown the


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1    same effects in terms of slowing the disease and

2    preventing the lesions.

3               So overall I'd say, you know, 15 years

4    into this we have some therapies, but there's a lot

5    of unmet needs.

6               First of all, all of these compounds are

7    injectable therapies. Patients have issues about not

8    wanting to take these self-injectable therapies.

9    They have side effects. You know, there are a

10   variety of issues that have to be managed.

11              And after taking injectable therapies

12   for many years, some of these injections leave people

13   with some dermatologic things. They end up with some

14   loss of the normal skin and they end up with little

15   divots that end up creating cosmetic problems for

16   them.

17              After injecting many years, you get scar

18   tissue below the injection sites, and that makes it

19   more difficult to actually inject and can be more

20   painful.

21              From an efficacy standpoint, you know,

22   the therapies that we currently use are modest in

23   their effects. You know, they reduce the activity on

24   MRI and they reduce clinical relapses, but patients

25   still have attacks and still have new lesions, so


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1    over time there's breakthrough disease activity.

2    We as investigators have to look for new

3    compounds that will be easier to tolerate, more

4    effective and, you know, ultimately compliance will

5    be better.

6               QUESTION: What is Tovaxin?

7               DR. EDWARD FOX: The concept of Tovaxin

8    is very different than existing medications because

9    it is tailored to an individual. It is not a

10   medication that is exactly the same one person to the

11   next.

12              When looking at somebody's immune

13   system, which is extraordinarily complicated and

14   quite variable from one person to the other, it's

15   reasonable to assume that the type of cells that are

16   causing MS in one person may not be exactly the type

17   of cells that are causing the disease in another

18   person, and so with the concept of Tovaxin we are

19   hopefully tailoring it to the individual.

20              The way Tovaxin is made is via blood

21   products from the individual patient, and so using

22   those cells as the target for the immune system, the

23   idea is to reduce the cell count that is available

24   within a person of cells that would attack myelin and

25   thereby cause the disease.


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1               The potential advantages of

2    immunotherapy such as Tovaxin is that it is tailored

3    to the individual. Because the variability exists in

4    the disease, it may be that targeting specific cells

5    that are causing the pathology of MS will have a

6    better outcome in terms of reducing the pathology of

7    the disease.

8               In the Tovaxin trial currently, the

9    patients are coming into the clinic to get the

10   administration of the medication and they are not

11   self-administering at home.

12              It would be expected, as with all other

13   medicines that are administered within a doctor's

14   office or some other medical facility, that

15   compliance or adherence to the therapy would be

16   easier for both the patient and the physician.

17              In the current trial of Tovaxin, there

18   are five injections that are being given, and

19   certainly we're looking at the tolerability of those

20   five injections.

21              It would be expected, given our

22   knowledge that the current injectable medications are

23   given very frequently, that a less frequently given

24   treatment for MS would be met with a greater ease of

25   administration and hopefully an equal or better


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1    tolerability.

2               QUESTION: What is Tovaxin?

3               DR. CLYDE MARKOWITZ: So Tovaxin is an

4    interesting compound because, first of all, it really

5    relies on the patient's own cells in their body to be

6    the treatment, in essence.

7               One of the problems you look at with all

8    of the current therapies that are in development

9    right now is that safety is a concern. A variety of

10   the compounds we're testing right now may have other

11   issues, some of which are that they may develop some

12   autoimmune conditions, there may be some liver

13   toxicity, some of them are immunosuppressant, they

14   may raise risks for infections. So all of those

15   issues of safety are of big concern.

16              Where Tovaxin comes into play is that

17   right now what you're asking the patient's body to do

18   is to generate suppressor cells, and the mechanism of

19   how this drug works is kind of unique.

20              First of all, what's done is that they

21   harvest blood for patients and they first determine

22   whether or not they carry a certain level of

23   reactivity to myelin antigens.

24              If they carry that level of myelin

25   antigen reactivity a larger sample is taken, it is


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1    grown up, those cells then get irradiated. Once they

2    get irradiated they no longer divide and they now can

3    serve as a target for the immune system, and so

4    they're given back to that patient and that patient's

5    own cells in their body will go and attack and

6    suppress these myelin-reactive cells.

7               Now, from a theoretical standpoint, it's

8    a very, very powerful way to treat a disease that you

9    don't know exactly which antigen is responsible for

10   this disease. And, you know, when you look at

11   proteins as antigens, certain sequences of the

12   protein will be important for one patient and

13   different for another patient. So if you use the

14   same protein for everybody, you may end up getting

15   some responders and some nonresponders.

16              But if you go ahead and give them a full

17   panel of all of the available proteins, you let that

18   patient's immune cells pick the ones that they're

19   reactive to, they grow up against that and then those

20   are the ones that you're going to use as the, so to

21   speak, target for their own cells to suppress.

22              So what's believed to be happening in MS

23   is that there must be some sort of a regulatory loop

24   that keeps these myelin-reactive cells in check in

25   most people normally. If you lose that suppressor


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1    activity, they can grab hold and cause activity and

2    disease, and there have been studies over the years

3    that have shown that MS patients lack some suppressor

4    activity.

5               So, the strategy with Tovaxin is to go

6    ahead and try and boost that suppressor activity, and

7    the way it's done is by saying these are the

8    myelin-reactive cells, these are the ones that we

9    need to get suppressed, we can boost their

10   suppression by giving the patient large quantities of

11   it.

12              But since they can't divide or react

13   because they've been irradiated, you're just

14   stimulating those suppressor cells to develop, they

15   can then go in to the brain and go ahead kill the

16   cells that are normally driving the immune response.

17              So I'm an investigator for the clinical

18   trial that's ongoing right now in a Phase II study

19   and, you know, there have been some initial hurdles

20   that we've had to deal with in terms of harvesting

21   the blood, making sure that, you know, patients get

22   their vaccination, but in reality it's gone pretty

23   smoothly. So I'm hopeful that this will be a

24   therapeutic intervention that will move forward.

25              QUESTION: What is Tovaxin?


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1               DR. BRIAN LOFTUS: The company takes the

2    patient's blood and identifies the T-cell clones that

3    are responsible for causing the multiple sclerosis in

4    the patient.

5               These T-cells are then multiplied up and

6    they are then irradiated and made them -- and are

7    made inactive and are then given back to the patients

8    in very large amounts, and then the rest of the

9    immune system recognizes these T-cells as being sort

10   of like an invading T-cell and then the rest of the

11   T-cells then attack these T-cells. So it's thought

12   to be like a T-cell vaccine where you trigger the

13   immune system to then attack these T-cells.

14              The biggest advantage of a product like

15   Tovaxin is that it is very narrowly targeting the bad

16   part of the immune system. So all of our therapies

17   for multiple sclerosis target whole classes of the

18   immune system that are felt to be important in the

19   multiple sclerosis disease, but are probably

20   important in defense against disease as well.

21              In the case of Tovaxin, we are

22   especially targeting those immune cells that are

23   causing the damage with very little relative effect

24   to the rest of the immune system. So the side effect

25   profile from an immune system standpoint should be


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1    very good with this kind of therapy.

2               The other advantages would simply be the

3    relatively few number of treatments in a year a

4    patient would need compared to taking the current

5    drugs that require injections from once a week to

6    every day and the ability to potentially put the

7    disease into remission for extended lengths of time.

8               QUESTION: What are the results of the

9    PhaseI/II dosing study?

10              DR. BRIAN LOFTUS: I have been the

11   principal investigators on two studies for Tovaxin.

12              The first of these was a dose-ranging

13   study to determine how much of these T-cells should

14   be given back to the patient as the vaccine. And

15   basically in this study there was three groups, a low

16   group, a mid group and a high group, and there were

17   approximately five patients in each group.

18              And what we did is we injected them with

19   T-cell vaccine at different doses and we measured the

20   number of bad T-cells that we could find. And over

21   the course of a year, it was determined that clearly

22   the mid dose and the higher dose did a better job of

23   eliminating the bad T-cells than the low dose.

24   Technically, it's easier to make the mid dose than

25   the high dose, so the future studies have gone


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1    forward using the mid dose.

2               In the dose-escalation study, this group

3    of patients is entering an experimental protocol and

4    are the first ones to receive a vaccine of this type.

5    So if you can put your shoes in the patient's shoes,

6    what kind of patient would want to come into a study

7    like that, and basically it's people who have tried

8    the other treatments that are available and they have

9    not been helped by them.

10              So in order to get into the initial

11   dose-escalation study, you had to have failed

12   multiple other therapies for your multiple sclerosis.

13   Because of that, these patients are relatively far

14   along and most of them were quite disabled.

15              This in contrast to the TERMS Study and

16   to where we would ordinarily think that we would look

17   to use Tovaxin in the future, which is when people

18   are in that early relapsing phase before they become

19   disabled. But having said that, those are the kind

20   of folks that are studied.

21              So what we'd found over the year in all

22   groups was that the T-cell vaccine Tovaxin did

23   accomplish what was expected of it, namely that it

24   eliminated or at least decreased, in the case of the

25   low dose, the bad T-cell lines that we were targeting


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1    to be -- to be eliminated by the Tovaxin.

2               So if the theory is correct that these

3    bad T-cells cause the MS attacks, then Tovaxin, by

4    eliminating those bad T-cells, would be thought to

5    prevent those MS attacks. We did find that the

6    number of MS attacks did drop among those patients as

7    well.

8               The study is five patients in each group

9    and, therefore, it's a very small study. Also, to

10   see changes in disability generally take longer than

11   one year, so there was a trend toward some improved

12   disability, but nothing that was statistically

13   significant, but given the small numbers of patients

14   involved, that is not a surprise.

15              QUESTION: What are the results of the

16   Phase I/II retreatment study?

17              DR. BRIAN LOFTUS: The second study,

18   which I was an investigator on, was a study to treat

19   patients who'd previously had another kind of T-cell

20   vaccine. So Tovaxin is referred to as a trivalent

21   vaccine because it has T-cells potentially in three

22   different myelin components. Older T-cell vaccines

23   had only one or two.

24              In this case, we used patients who had

25   had a T-cell vaccine that we would refer to now as a


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1    monovalent vaccine who had done well with that

2    vaccine who desired to be vaccinated again, to come

3    in and follow a group of them along over time.

4               The advantage of this was to see if we

5    could show that, even after having had prior T-cell

6    vaccine, would Tovaxin still be helpful for this

7    group of patients.

8               What was demonstrated, again using the

9    mid dose that was determined from the first study, is

10   that we can -- we can eliminate the bad T-cells from

11   patients who had had prior T-cell vaccines as well.

12              The extension study patients were chosen

13   from a pool of patients who had previously received

14   monovalent vaccine and then after they no longer had

15   access to the vaccine has had a recurrence of their

16   MS symptoms.

17              And these patients were successfully

18   treated with Tovaxin and their T-cell counts did go

19   down dramatically. And actually in this group, even

20   though it was a one-year study only, a significant

21   percentage of them actually had improvement in their

22   disabilities course as well. That's somewhat of a

23   surprise given, again, a very small study and a short

24   length of time.

25


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1               QUESTION: What is the TERMS Phase IIb

2    Study?

3               DR. EDWARD FOX: I'm the lead

4    investigator for the TERMS trial, the Phase IIb

5    trial, regarding Tovaxin treatment of early MS. This

6    is a trial that is investigating whether Tovaxin is a

7    clinical benefit to those patients who have been

8    newly diagnosed with multiple sclerosis or have had a

9    clinically isolated syndrome where they have very

10   high risk of converting to clinically definite

11   multiple sclerosis.

12              The design of the trial was to

13   investigate whether these patients would benefit,

14   first of all, in terms of reduction on new lesions

15   seen on MRI of the brain. And so the design of this

16   trial is a double-blind, placebo-controlled trial

17   where neither the patients nor I know whether the

18   Tovaxin or a placebo is being administered as an

19   injection.

20              We're following these patients with

21   serial MRIs and the primary end point that we're

22   looking for is reduction in development of new

23   enhancing lesions seen on MRI for the patients who

24   are receiving Tovaxin when compared to those patients

25   receiving the placebo.


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1               In a Phase IIb trial that is designed to

2    be a fairly short-term, maybe one year in this trial,

3    other trials go on as long as two years, you're

4    looking for a surrogate marker for disease activity.

5    You're looking for a way to see how a patient is

6    doing without necessarily having to wait until they

7    have sustained accumulation of disability.

8               There have been a number of trials

9    looking at MRI markers as a measure of disease

10   activity and it certainly has been found that the

11   more enhancing lesions a patient has early in the

12   course of the disease, the more likely they are to

13   have another relapse or to have a clinical change

14   early in the course of the disease. So at this stage

15   what we're looking for in the Phase IIb trial is a

16   reduction in new MRI activity.

17              The earliest stages of any trial are

18   usually to determine the appropriate dosing of an

19   agent that's being used and also be able to look

20   preliminarily at markers that can be used to follow

21   patients to determine whether they're having a

22   clinical benefit.

23              And so the earlier trials that were done

24   on Tovaxin were used to help design this trial to

25   determine when the injections should be performed and


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1    when the MRI should be performed in order to see a

2    clinical benefit.

3               Safety issues are always a concern in

4    any clinical trial, so that is being monitored

5    carefully in this trial and will be monitored as well

6    in the future. It is unknown right now whether the

7    safety profile will be better for a specified

8    immunotherapy such as Tovaxin, but it's certainly our

9    hope that we are going to target a therapy that is

10   extremely well tolerated and safe as well as

11   effective.

12

13              QUESTION: What is the TERMS Phase IIb

14   Study?

15              DR. BRIAN LOFTUS: The current TERMS

16   Study that's being run by Dr. Ed Fox is really going

17   to prove or disprove the entire concept behind

18   Tovaxin.

19              It is a double-blind, placebo-controlled

20   study where two-thirds of the patients get treated

21   with Tovaxin and one-third of the patients are

22   treated with placebo.

23              Double-blind means neither the patients

24   who are being given the vaccine or the physicians who

25   are running the study know who is getting the active


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                                                                              26


1    treatment and who is not.

2               In order to preserve the blind, the

3    person who is doing the vaccine injection is not part

4    of the study team. So, therefore, the doctors don't

5    have a way to know who is getting the vaccine.

6    Because it is an experimental therapy,

7    the study must be monitored by some group who, at

8    least if they needed to, would be able to know who

9    was getting the real treatment and who was getting

10   the placebo. That group is called the Disease Safety

11   and Monitoring Board, and I am the Chairman of that

12   board.

13              So we meet by phone on a periodic basis

14   and review the data from the study to ensure that the

15   study is being safely conducted and that there is no

16   reason to believe that the Tovaxin is causing any

17   harm. If there was harm that was occurring to those

18   patients who were being treated, then we would be --

19   then we would either stop the study or change it.

20              If there is harm to an individual

21   patient because they are doing poorly, the principal

22   investigator at each site can pull any patient out of

23   the study, it really doesn't matter if they're on

24   placebo or on the active drug, but we are to ensure

25   that the entire study is going on in a safe manner.


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                                                                              27


1               QUESTION: What are the end points in

2    multiple sclerosis trials?

3               DR. CLYDE MARKOWITZ: Whenever -- in the

4    MS clinical trial arena we've looked at markers for

5    disease activity, and at this point, you know,

6    historically in the past, the primary end points we

7    used, at least in these three clinical trials, has

8    been relapse rates.

9               The reason why we do that is because

10   it's very objective measurable information. You can

11   count the number of relapses a patient has during a

12   trial, you can compare the placebo group to the

13    active drug group, and you can make a statement and

14    say your treatment affected the relapse rate by 50

15    percent or something.

16              The problem with doing that metric in

17    clinical trials is that it takes at least a couple of

18    years for you to gather enough information that will

19    allow you to measure it because the average rate of

20    attacks may only be one attack per year and a half or

21    so.  So you need something that's a little bit more

22    frequently, you know, going to occur for you to be

23    able to measure it.

24              So MRI has evolved over the last 20

25    years or so as a very useful surrogate marker of


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                                                                              28


 1    disease activity in MS, and in particular we've used

 2    what's known as the gadolinium-enhancing lesion where

 3    you can actually see areas of active inflammation in

 4    the brain, you can quantitate it numerically, you can

 5    also look at volume of lesions and you can say let's

 6    count the number of lesions in relation to a

 7    treatment.

 8              And what we've actually seen where we've

 9    done serial studies of MRI, even on a monthly basis,

10    is that the disease is way more active radiologically

11    than it is clinically where you may end up seeing

12    many more, maybe five to ten times more frequent

13    gadolinium-enhancing lesions than you do clinical

14    attacks.

15              So all of our Phase II trials these days

16    are using MRI as the marker of disease activity in a

17    relatively short time point, so you can actually do a

18    one-year clinical trial and be able to capture enough

19    data in that one year on MRI that it would take you

20    two years to get on a relapse from that point.

21              QUESTION:  What is the potential for a

22    selective T-cell therapy?

23              DR. CLYDE MARKOWITZ:  When you think

24    about some of the trials that have been done to date,

25    including compounds like Tysabri or Campath, we know


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                                                                              29


 1    that if you can prevent these T-cells from getting

 2    into the brain, you can either do that by blocking

 3    entry or by actually depleting them from the

 4    periphery, you end up getting a significant benefit

 5    in terms of disease activity.

 6              You can see it shut down MRI activity.

 7    It can shut down clinical relapses to a very large

 8    extent.  So we know that these T-cells are, so to

 9    speak, pathogenic, they are involved with

10    pathogenesis, they are definitely going to be causing

11    tissue damage.

12              So one of the strategies that you want

13    to look at is, well, can you selectively get rid of

14    these myelin-reactive cells and not necessarily give

15    you a complete blockage of all cells, because you

16    will need to have some surveillance of the brain with

17    some T-cells, you just don't want them to be reactive

18    to your myelin.

19              So that's where Tovaxin comes into play,

20    that you really are looking at a specific therapy

21    directed toward myelin reactivity and not preventing

22    all T-cells from getting into the brain.

23              When you think about having a

24    suppressive effect that you want to have to suppress

25    these immune cells, there are a couple different


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                                                                              30


 1    strategies you can take.  One would be if you knew of

 2    a very specific antigen, you could target that

 3    antigen, very selective.  You could also have a more

 4    global approach where you say, okay, let's just

 5    suppress the immune system.

 6              And when we've done that, you do get

 7    some benefits in terms of the global approach, but

 8    you also carry with that the side effect of that

 9    global immunosuppression.  And one of the major

10    issues are going to be what are the risks about

11    certain kinds of infection.  We believe that the

12    immune system also plays a role in tumor

13    surveillance, so there may be issues on that side.

14    So we don't really like the idea of a general

15    immunosuppressant approach just because these other

16    safety issues are at risk.

17              Ideally, you want to have something

18    that's a selective approach that does not have

19    widespread immunologic effects, but is very targeted

20    to a specific area of that disease pathogenesis.

21              So if you knew that you had a selective

22    affect on myelin-reactive cells, which would keep

23    this really isolated to just the myelin, it wouldn't

24    have any effects on your liver, any effects on other

25    parts of the body or anything, you would have an


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 1    approach that would have a much better safety profile

 2    because you would not be having the risks associated

 3    with other immunosuppressants.

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 1    THE STATE OF TEXAS:

 2    COUNTY  OF  HARRIS:

 3

 4              I, Denise Ganz Byers, Certified Shorthand

 5    Reporter in and for the State of Texas, do hereby

 6    certify that the foregoing Transcription of DVD was

 7    taken by me and transcribed to the best of my ability

 8    from machine shorthand to typewritten form by me.

 9                 I further certify that the above and

10    foregoing Transcription of DVD, as set forth in

11    typewriting, is a full, true and correct transcript.

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13              GIVEN under my hand and seal of office

14    on this, the 10th day of January, 2008.

15

16            _________________________________

17            Denise Ganz Byers, CSR/RPR/RMR/CRR
              C.S.R. No. 2037, Expires 12/31/2008
18            Notary Public, State of Texas
                   Commission expires 6/03/2010
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